UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 21, 2013

VERITY CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-147367	38-3767357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47184 258th Street, Sioux Falls, SD 5710

(Address of principal executive offices)

Registrant’s telephone number, including area code: (360) 473-1160

Copy of correspondence to:

Marc J. Ross, Esq.

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ronald Kaufman and Richard Kamolvathin

Effective October 21, 2013, Verity Corp. (the “Company”) appointed Ronald Kaufman and Richard Kamolvathin to the Company’s Board of Directors.

Mr. Kaufman, age 57, has been a professional crop and live-stock farmer since 1976. Mr. Kaufman has served on the boards of Farmers Home Association and the Kingsbury County Crop Improvement Board.

There is no understanding or arrangement between Mr. Kaufman and any other person pursuant to which Mr. Kaufman was selected as a director. Mr. Kaufmanis the nephew of Duane Spader, the Company’s Chief Executive Officer and a member of the Board of Directors.

Mr. Kamolvathin, age 44, has been Executive Vice President of Verity Farms LLC, a wholly owned subsidiary of the Company, since February 2011. From June 2006 through January 2011, Mr. Kamolvathin was a sustainable agriculture field advisor for the Rice Bank Foundation, United Nations Thailand. Prior to such positions, Mr. Kamolvathin worked in the financial services industry.

There is no understanding or arrangement between Mr. Kamolvathin and any other person pursuant to which Mr. Kamolvathin was selected as a director. Mr. Kamolvathin does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Resignation of Edward J. Jakos

On October 21, 2013, Edward J. Jakos,resigned effective as of October 25, 2013, as Chief Financial Officer, Treasurer and Secretary of the Company. In submitting his resignation, Mr. Jakosdid not express any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITY CORP.

Dated: October 25, 2013	By:	/s/ DUANE SPADER
Duane Spader
Chief Executive Officer and President